Exhibit 3.1

AMENDMENT TO AMENDED AND RESTATED BYLAWS OF

LIMONEIRA COMPANY

Limoneira Company (the “Corporation”), a Delaware corporation, hereby adopts this Amendment to its Amended and Restated Bylaws, effective as of December 16, 2014, as follows:

1.             ARTICLE III, Section 3.2 of the Corporation’s Amended and Restated Bylaws is hereby amended and restated in its entirety to read as follows:

“3.2         EXACT NUMBER OF DIRECTORS.

The exact number of directors of the Corporation shall be ten (10) until this Section 3.2 shall be changed by the amendment thereof duly adopted by the board of directors or by the stockholders as provided in the Corporation’s certificate of incorporation.”